UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2013

UNITED PARCEL SERVICE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15451	58-2480149
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

55 Glenlake Parkway, N.E., Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 828-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02              Termination of a Material Definitive Agreement.

On March 19, 2012, United Parcel Service, Inc. (the “Company”) and TNT Express N.V. (“TNT Express”) entered into a Merger Protocol agreement (the “Merger Protocol”) providing for the merger with TNT Express by the Company by way of a recommended all-cash public offer of €9.50 for each of the issued and outstanding ordinary shares of TNT Express (the “Offer”).  On June 21, 2012, the Company launched the Offer and issued an offer memorandum (the “Offer Memorandum”) setting forth the terms and conditions in relation to the Offer.  Under the Merger Protocol and the Offer Memorandum, the Offer was conditional upon certain conditions, including competition clearance by the European Commission.

On January 11, 2013, the European Commission informed the Company and TNT Express that it was working on a decision to prohibit the Company’s proposed acquisition of TNT Express.  Accordingly, the Company and TNT Express jointly entered into a termination agreement on January 22, 2013 (the “Termination Agreement”).  Under the Termination Agreement, which will supersede and replace all previous understandings and agreements between the parties, UPS expects to announce the withdrawal of the Offer on or one business day after the date the European Commission issues a formal decision to prohibit UPS’s proposed acquisition of TNT Express (the “Termination Date”), and the Merger Protocol will terminate.  In addition, the Termination Agreement provides that within ten business days of the Termination Date, the Company will pay a termination fee of €200 million in cash to TNT Express (the “Termination Fee”).  The Termination Agreement also contains certain agreements between the Company and TNT Express with respect to the full and final discharge of claims, the treatment of confidential and privileged information, costs, and the non-solicitation of employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
(Registrant)

	By:	/s/ Kurt P. Kuehn
Kurt P. Kuehn
Senior Vice President and Chief Financial Officer

Date: January 28, 2013